UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2011

La Jolla Pharmaceutical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24274	33-0361285
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4365 Executive Drive, Suite 300, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 452-6600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01                     Other Events.

On May 18, 2011, La Jolla Pharmaceutical Company (the “Company”) received preliminary data from Charles River Laboratories, the Company’s clinical research organization (the “CRO”), regarding the confirmatory pre-clinical study of the Company’s LJP1485 compound being studied for tissue regeneration (the “Preclinical Study”). Based on the preliminary data from the Preclinical Study, the Company expects that the predetermined study endpoints, as set forth on the Purchase Agreement (defined below), will not be met and that the LJP1485 compound will not show statistically significant improvement in the study endpoints as compared to vehicle (placebo).

The Company expects the CRO to issue its final report on the Preclinical Study (the “Study Report”) on or about May 25, 2011. If the Company’s existing holders of Series C-11 Convertible Preferred Stock (the “Preferred Stockholders”) do not exercise their cash warrants (the “Cash Warrants”) within five days from their receipt of the Study Report, as contemplated in the Purchase Agreement, then GliaMed, Inc. will have the right under the Purchase Agreement to reacquire the 1485 compound and all related assets in consideration for paying the Company a nominal cash sum. The Preferred Stockholders will have no obligation to exercise the Cash Warrants if the Study Report concludes that the endpoints were not met, which we expect will be the case.

Unless and until the Preferred Stockholders exercise the Cash Warrants, the Preferred Stockholders have the right to require the Company to redeem all outstanding shares of Series C-11 Convertible Preferred Stock for an aggregate sum of approximately $5.4 million. If the Preferred Stockholders exercise these redemption rights, the Company would have insufficient cash to sustain its operations and the Company would likely need to wind down all activities.

The Preclinical Study was being conducted pursuant the Asset Purchase Agreement, dated March 29, 2011, by and among the Company, Jewel Merger Sub, Inc. and GliaMed, Inc. (the “Purchase Agreement”). Additional information relating to the Purchase Agreement can be found in the Company’s Current Report on Form 8-K filed on April 5, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Jolla Pharmaceutical Company

May 20, 2011	By:	/s/ Gail A. Sloan

Name: Gail A. Sloan
Title: Chief Financial Officer and Secretary